Exhibit 99.1

The Men’s Wearhouse, Inc. News Release

For Immediate Release
MEN’S WEARHOUSE REPORTS
FISCAL 2009 FIRST QUARTER RESULTS
•	Q1 2009 GAAP diluted EPS was $0.10 compared with Q1 2008 GAAP diluted EPS of $0.19 and adjusted diluted EPS of $0.20
•	Company provides guidance for the second quarter of fiscal 2009
•	Company moves its scheduled Conference call to 5:00 pm Eastern Thursday, June 11, 2009
HOUSTON — June 8, 2009 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the first quarter ended May 2, 2009.
First Quarter Sales Summary — Fiscal 2009

						Comparable Store Sales
	U.S. dollars, in millions				Total Sales	Change %
	Current Year		Prior Year		Change %	Current Year		Prior Year

Total Company	$464.1		$491.1		-5.5%
MW	$310.9	(a)	$327.9	(a)	-5.2%	-7.0	%(b)	-6.4	%(b)
K&G	$104.5		$100.6		3.9%	2.3%		-14.1%
United States	$425.0		$441.3		-3.7%	-4.7%		-8.5%

Moores	$39.1		$49.8		-21.5%	-4.3	%(c)	-4.2	%(c)

(a)	Includes retail stores and ecommerce.

(b)	Comparable store sales do not include ecommerce. Stores from the After Hours acquisition are included beginning Q2 of fiscal 2008.

(c)	Comparable store sales change is based on the Canadian dollar.
Diluted earnings per common share were $0.10 for the first quarter ended May 2, 2009. This compares to diluted earnings per common share guidance given March 11, 2009 of break even to a mid single digit loss range. Prior year first quarter GAAP diluted earnings per common share were $0.19 and adjusted diluted earnings per common share were $0.20 excluding costs incurred in connection with the closure of the Canadian based manufacturing facility operated by the Company’s subsidiary, Golden Brand.

FIRST QUARTER REVIEW
•	Total Company sales decreased 5.5% for the quarter.
•	Clothing product sales, representing 77.4% of fiscal first quarter 2009 total net sales, decreased 7.6% due to decreases in the Company’s comparable store sales primarily driven by a reduction in store traffic levels.

•	Tuxedo rental sales, representing 15.4% of fiscal first quarter 2009 total net sales, increased 1.7%.
•	Gross margin before occupancy costs, as a percentage of total net sales, decreased 196 basis points from 58.10% to 56.14%. Clothing product margins, as a percentage of related sales, decreased 327 basis points but were modestly offset by the impact of the higher margin tuxedo rental revenues that increased as a mix of total sales from 14.3% to 15.4%.

•	Occupancy costs increased, as a percentage of total net sales, by 65 basis points from 14.98% to 15.63% primarily due to the deleveraging effect of reduced comparable store sales. On an absolute dollar basis, occupancy costs decreased 1.3% from $73.6 million in the prior year to $72.6 million.

•	Selling, general, and administrative expenses decreased 8.9% from the prior year quarter of $196.7 million to $179.2 million due primarily to cost-cutting measures and operational efficiencies. As a percentage of total net sales, SG&A decreased 143 basis points from 40.04% to 38.61%. SG&A excluding advertising decreased 10.7% from the prior year quarter.

•	Operating income was $8.8 million or 1.9% of total net sales compared to $15.1 million or 3.1% of total net sales for the same period last year. Net income was $5.3 million or 1.1% of total net sales compared to $9.9 million or 2.0% of total net sales for the same period last year.

•	The effective tax rate for first quarter was 39.0%.
FISCAL 2009 GUIDANCE
Due primarily to the lack of forward visibility as to macro economic conditions, the Company has implemented modifications to its forward guidance practices beginning with fiscal 2009. The Company previously provided specific financial related guidance for the first half of the current fiscal year. This guidance is being updated below. The Company has also provided below additional guidance around certain elements which management believes will influence the Company’s annual results.
For the second quarter, the Company expects GAAP diluted earnings per common share to be in a range of $0.56 to $0.60.

The Company anticipates comparable store sales of its retail apparel business to decline in a range of 4% to 6% and comparable store sales of its tuxedo rental revenues to increase in a range of 3% to 5% for the second quarter. Total Company sales are expected to decrease in the 3% to 5% range for the second quarter.
Gross margins before occupancy costs for the second quarter are expected to be below the prior year as the Company continues a more aggressive posture in strengthening its value proposition for customers. Occupancy costs are expected to be flat for the second quarter in absolute dollar terms; however, as a percentage of revenues, these costs will deleverage from the prior year rate.
The Company has implemented a variety of cost containment and operational changes that have resulted in immediate cost reductions for fiscal 2009. These actions are expected to drive second quarter selling, general and administrative expenses down by 6% to 8% from the prior year, excluding advertising costs and $7.3 million in prior year costs associated with the closing of Golden Brand. This expected rate of reduction will enable the Company to realize pre-advertising expense leverage for the second quarter.
Net interest expense is expected to decline for the second quarter and full year due to positive increases in free cash flow.
This guidance includes an estimated annual effective tax rate of approximately 37.2%; however, the Company expects continuing variability in quarterly tax rates.
Fully diluted common shares outstanding of 52.6 million are estimated for the year. The Company’s share repurchase program will be influenced by several factors including business and market conditions.
The Company anticipates opening new stores throughout the year. Currently the aggregate number of new openings is now expected to be up to eight; however, the Company remains flexible to take advantage of real estate opportunities that may arise.
Capital expenditures for the full year are targeted in a range of $50.0 million to $55.0 million and depreciation and amortization expense is now estimated at approximately $87.0 million.
UPDATED CONFERENCE CALL AND WEBCAST INFORMATION
Due to the fact that Men’s Wearhouse has made a bid for Filene’s Basement in Federal Bankruptcy Court in Wilmington, Delaware and is expecting a ruling on the matter on Wednesday, June 10, 2009, the Company has moved its fiscal first quarter 2009 conference call and real time web cast to Thursday, June 11, 2009, at 5:00 pm Eastern time.
To access the conference call, dial 480-629-9722. To access the live webcast presentation, visit the Investor Relations section of the company’s website at www.menswearhouse.com. A telephonic replay will be available through June 18, 2009 by calling 303-590-3030 and entering the access code of 4094764#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	May 2, 2009		May 3, 2008		January 31, 2009
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000’s)	of Stores	(000’s)	of Stores	(000’s)

Men’s Wearhouse	581	3,276.7	571	3,203.1	580	3,263.1

Men’s Wearhouse and Tux	478	651.9	492	662.0	489	665.0

Moores, Clothing for Men	117	732.7	116	721.2	117	729.3

K&G (a)	108	2,488.4	106	2,451.2	108	2,493.4

Total	1,284	7,149.7	1,285	7,037.5	1,294	7,150.8

(a)	94, 90 and 93 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,284 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks and other factors described in the Company’s annual report on Form 10-K for the year ended January 31, 2009.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.menswearhouse.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
May 2, 2009 AND May 3, 2008
(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2009	Sales	2008	Sales

Net sales:
Clothing product	$359,062	77.36%	$388,491	79.11%
Tuxedo rental services	71,419	15.39%	70,194	14.29%
Alteration and other services	33,653	7.25%	32,411	6.60%

Total net sales	464,134	100.00%	491,096	100.00%

Cost of sales:
Clothing product including buying and distribution costs	167,457	36.08%	168,491	34.31%
Tuxedo rental services	12,032	2.59%	12,565	2.56%
Alteration and other services	24,090	5.19%	24,731	5.04%
Occupancy costs	72,566	15.63%	73,554	14.98%

Total cost of sales	276,145	59.50%	279,341	56.88%

Gross margin	187,989	40.50%	211,755	43.12%

Selling, general and administrative expenses	179,213	38.61%	196,650	40.04%

Operating income	8,776	1.89%	15,105	3.08%

Interest income	258	0.06%	821	0.17%
Interest expense	(418)	(0.09)%	(1,599)	(0.33)%

Earnings before income taxes	8,616	1.86%	14,327	2.92%

Provision for income taxes	3,360	0.72%	4,384	0.89%

Net earnings	$5,256	1.13%	$9,943	2.02%

Net earnings per common share (a):
Basic	$0.10		$0.19

Diluted	$0.10		$0.19

Weighted average common shares outstanding:
Basic	51,895		51,470

Diluted	51,955		51,864

(a)	Calculated based on net earnings less net earnings allocated to participating securities of $51 thousand for the quarter ended May 2, 2009.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	May 2,	May 3,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$107,538	$76,660
Short-term investments	17,707	9,668
Accounts receivable, net	24,858	26,858
Inventories	448,018	488,137
Other current assets	59,752	58,007

Total current assets	657,873	659,330
Property and equipment, net	378,510	406,944
Tuxedo rental product, net	120,083	92,405
Goodwill	57,622	62,481
Other assets, net	12,439	26,182

Total assets	$1,226,527	$1,247,342

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$142,984	$121,193
Accrued expenses and other current liabilities	127,868	131,436
Income taxes payable	3,461	—

Total current liabilities	$274,313	$252,629
Long-term debt	39,213	106,870
Deferred taxes and other liabilities	63,955	67,498

Total liabilities	377,481	426,997

Shareholders’ equity:
Preferred stock	—	—
Common stock	702	697
Capital in excess of par	316,034	305,601
Retained earnings	925,881	886,386
Accumulated other comprehensive income	19,055	40,198

Total	1,261,672	1,232,882

Treasury stock, at cost	(412,626)	(412,537)

Total shareholders’ equity	849,046	820,345

Total liabilities and equity	$1,226,527	$1,247,342

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE THREE MONTHS ENDED
May 2, 2009 AND May 3, 2008
(In thousands)

	Three Months Ended
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$5,256	$9,943
Non-cash adjustments to net earnings:
Depreciation and amortization	22,222	23,698
Tuxedo rental product amortization	7,644	8,066
Other	7,887	2,126
Changes in assets and liabilities	20,293	(36,577)

Net cash provided by operating activities	63,302	7,256

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15,035)	(29,860)
Proceeds from sales of available-for-sale investments	—	50,254

Net cash provided by (used in) investing activities	(15,035)	20,394

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(3,664)	(3,632)
Proceeds from revolving credit facility	—	100,600
Payments on revolving credit facility	(25,000)	(83,975)
Proceeds from issuance of common stock	506	609
Purchase of treasury stock	(90)	(156)
Other financing activities	(1,607)	(1,336)

Net cash provided by (used in) financing activities	(29,855)	12,110

Effect of exchange rate changes	1,714	(2,546)

INCREASE IN CASH AND CASH EQUIVALENTS	20,126	37,214
Balance at beginning of period	87,412	39,446

Balance at end of period	$107,538	$76,660